CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer AMT-Free New York Municipals:

We consent to the use in this Registration Statement of Oppenheimer AMT-Free
New York Municipals, of our report dated November 15, 2006 (Except for the
Statement of Cash Flows and Notes 1, 3 and 9, for which the date is January
22, 2007), included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public
Accounting Firm" appearing in the Statement of Additional Information.

Denver, Colorado
January 26, 2007